Exhibit 99.1

NEWS RELEASE	Contact:
Meghan Lublin
For immediate release	Corporate and Investor Communications
July 23, 2010	(703) 854-0299

Sunrise Senior Living Reaches Settlement with the SEC

MCLEAN, Va., Sunrise Senior Living, Inc. (NYSE: SRZ) announced today that it has reached a settlement with the U.S. Securities and Exchange Commission (“SEC”) relating to the SEC’s previously disclosed investigation of the Company.

Under the settlement, the Company has consented, without admitting or denying the allegations in the SEC’s complaint, to the entry of a judgment permanently enjoining the Company from violating the reporting, books and records and internal control provisions of the Securities Exchange Act of 1934. The SEC is not seeking to impose a civil penalty against the Company. The SEC indicated that the terms of the settlement with the Company reflect credit given to the Company for its substantial assistance in the investigation.

The SEC’s complaint includes allegations with respect to the Company’s financial reporting during the relevant period from 2003 through 2005 relating to certain Company accrual and reserve accounts. Two former officers of the Company, Larry E. Hulse and Kenneth J. Abod, also reached settlements with the SEC without admitting or denying the allegations against them in the complaint. The Company believes the SEC will not be taking action against any other directors, officers or employees of the Company.

The settlements are subject to court approval.

“We are very pleased to put this matter behind us,” said Mark Ordan, Sunrise’s chief executive officer. “This is another very positive step in rebuilding the organization.”

About Sunrise Senior Living

Sunrise Senior Living, a McLean, Va.-based company, employs approximately 40,000 people. As of March 31, 2010, Sunrise operated 365 communities in the United States, Canada, Germany and the United Kingdom, with a combined unit capacity of approximately 36,600 units. Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer’s and other forms of memory loss, as well as nursing and rehabilitative services. Sunrise’s senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise, please visit www.sunriseseniorliving.com.

Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurances that these expectations will be realized. Sunrise’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, court approval of the Company’s settlement of the SEC’s investigation; the risk that Sunrise is unable to settle the remaining claims with respect to its German subsidiaries; the risk that the Company is not able to sell the North American properties mortgaged pursuant to the restructure transactions; the risk that the net sale proceeds of the mortgaged North American properties are not sufficient to pay the minimum amount guaranteed by Sunrise to the lenders that are party to the restructure transactions; changes in the Company’s anticipated cash flow and liquidity; the Company’s ability to maintain adequate liquidity to operate its business and execute its restructuring; the Company’s ability to obtain waivers, cure or reach agreements with respect to defaults under the Company’s loan, joint venture and construction agreements; the risk that a group of the Company’s creditors, acting together, could force the Company into an involuntary bankruptcy proceeding; the Company’s ability to complete the sale of eight of its German communities and to sell its remaining German community; the Company’s ability to extend the maturity of or otherwise repay its bank credit facility due in 2010 and other debt due in 2010 and/or raise funds from other sources; the Company’s ability to achieve anticipated savings from the Company’s cost reduction initiatives; the outcome of the IRS audit of the Company’s tax returns for the tax years ended December 31, 2005, 2006, 2007 and 2008; the Company’s ability to continue to recognize income from refinancings and sales of communities by ventures; risk of changes in the Company’s critical accounting estimates; risk of further write-downs or impairments of the Company’s assets; risk of future obligations to fund guarantees and other support arrangements to some of the Company’s ventures, lenders to the ventures or third-party owners; risk of declining occupancies in existing communities or slower than expected leasing of new communities; risk resulting from any international expansion; development and construction risks; availability of financing for development, including construction loans as to which we are in default; risks associated with past or any future acquisitions; compliance with government regulations; risk of new legislation or regulatory developments; the risk that some of the Company’s management agreements, subject to early termination provisions based on various performance measures, could be terminated due to failure to achieve the performance measures; business conditions and market factors that could affect occupancy rates at and revenues from the Company’s communities and the value of the Company’s properties generally; competition and the Company’s response to pricing and promotional activities of its competitors; changes in interest rates; unanticipated expenses; the risks of further downturns in general economic conditions including, but not limited to, financial market performance, consumer credit availability, interest rates, inflation, energy prices, unemployment and consumer sentiment about the economy in general; risks associated with the ownership and operation of assisted living and independent living communities; and other risks detailed in the Company’s 2009 Annual Report on Form 10-K filed with the SEC, as may be amended or supplemented in the Company’s Form10-Q filings or otherwise. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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